EXHIBIT 99.1

United-Guardian Announces Year-End Dividend

HAUPPAUGE, N.Y., Nov. 29, 2018 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG), a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products, announced today that the company’s Board of Directors, at its meeting on November 28th, declared a dividend of $0.55 per share, which will be payable on December 17, 2018 to all shareholders of record as of December 10, 2018. This brings to $1.05 the total dividends paid by the company this year, the largest yearly dividend ever paid by the company (excluding special dividend years). This marks the 23rd consecutive year that the company has paid a year-end dividend.

Ken Globus, President of United-Guardian, stated, “With sales and earnings up significantly compared with last year, along with additional tax savings from the lower corporate tax rate, the Board of Directors determined that it was appropriate to increase the company’s year-end dividend by 10% to $0.55 from the $0.50 the company paid in December 2017 and May 2018. Management and the Board believe that the company has more than sufficient funds to cover any anticipated capital expenditures, and that paying this dividend continues our commitment to share our success with our stockholders by returning excess cash to our stockholders whenever it is appropriate to do so.”

Contact: Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.